SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 11-K/A



               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended December 31, 2001
                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        For the transition period from to

                          Commission File Number 1-3526




                           A. Full title of the plan:

                              THE SOUTHERN COMPANY
                              EMPLOYEE SAVINGS PLAN



          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:



                              THE SOUTHERN COMPANY
                            270 Peachtree Street, NW
                             Atlanta, Georgia 30303





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EXHIBITS



         23.1     - Consent of Independent Public Accountants. (Previously
                    Filed)

         99.1     - Letter pursuant to Temporary Note 3T to Article 3 of
                    Regulation S-X.




































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                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, The Southern Company Employee Savings Plan Committee has duly caused this amendment to its annual report to be signed by the undersigned thereunto duly authorized.



                                    THE SOUTHERN COMPANY
                                    EMPLOYEE SAVINGS PLAN





                                    /s/ G. Edison Holland Jr.
                                    G. Edison Holland Jr.
                                    Executive Vice President and General Counsel


May 30, 2002

























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